UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2005

BRUKER BIOSCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road Billerica, MA 01821 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01  Entry into a Material Definitive Agreement.

On August 13, 2005, we, the registrant, and our Bruker AXS GmbH subsidiary (“BAXS”) finalized a binding agreement to acquire all the capital stock of SOCABIM SAS (collectively “SOCABIM”), a privately-held Paris, France based company focused on advanced X-ray materials research and analysis software.  Since 1977, SOCABIM has developed software for analytical X-ray systems, specifically adapted to systems designed by BAXS.  During this period SOCABIM retained the ownership of the source code and know-how of the software, copies of which were supplied to BAXS’ customers, and for which BAXS paid R&D reimbursement and per-copy transfer prices to SOCABIM.

At the closing, which is expected to occur no later than January 15, 2006, BAXS will pay €7,050,000 of consideration comprised of (a) €5,975,600 in cash, and (b) €1,074,400, which may, at the registrant’s discretion, be paid either in cash or by the issuance of restricted shares of Bruker BioSciences Corporation common stock to SOCABIM’s two largest shareholders, Mr. Pierre Caussin and Mr. Julien Nusinovici.  In addition, there is the possibility of an earn-out in the form of multi-year cash payment to Mr. Pierre Caussin and Mr. Julien Nusinovici.  As part of this acquisition, BAXS will acquire net cash (i.e. cash minus bank debt) at SOCABIM of approximately €3,700,000 as of June 30, 2005.

Item 9.01.  Financial Statements and Exhibits.

(c)                                  Exhibits.  The following exhibits are filed with this report:

Exhibit No.             Description of Exhibit

2.1	Share Transfer Deed dated as of August 13, 2005.
99.1	Press Release dated August 16, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER BIOSCIENCES CORPORATION (Registrant)

Date: August 16, 2005	By:	/s/ Frank H. Laukien, Ph.D.
Frank H. Laukien, Ph.D.
Chief Executive Officer and President

Exhibit Index

Exhibit Number	Exhibit Name

2.1	Share Transfer Deed dated as of August 13, 2005.
99.1	Press Release dated August 16, 2005.